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                                                                     EXHIBIT 5.1
Jack P. Stephenson, Jr.
Direct Dial: (205) 458-5201
Email: jstephen@burr.com

                                October 24, 2003

ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209

Ladies and Gentlemen:

         We have acted as counsel to ProAssurance Corporation, a Delaware corporation ("ProAssurance"), in connection with the issuance and sale of its 3.90% Convertible Senior Debentures due 2023 in principal amount of $107,600,000 (the "Debentures") pursuant to the Purchase Agreement ("Purchase Agreement") dated July 1, 2003, among ProAssurance and Banc of America Securities LLC and Cochran, Coronia Securities LLC, as representatives of the initial purchasers named therein (the "Initial Purchasers"). The Debentures are convertible into 2,572,038 shares of common stock of ProAssurance, par value $0.01 per share (the "Common Stock"), at an initial conversion rate of 23.9037 per $1,000 principal amount of the Debentures (the "Conversion Shares"). We have been requested to render the following opinion to you in connection with ProAssurance's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by ProAssurance of the Debentures and Conversion Shares.

         In so acting, we participated in the preparation of the Purchase Agreement and in the closing of the sale of the Debentures as contemplated thereby. In addition, we have participated in the preparation of, and we have reviewed and are familiar with the following documents executed in connection with the transactions contemplated by the Purchase Agreement and described in the Registration Statement (together with the Purchase Agreement, the "Operative Documents").

         1. Registration Rights Agreement between ProAssurance and the Initial Purchasers dated July 7, 2003 (the "Registration Rights Agreement");

         2. Indenture dated July 7, 2003, between ProAssurance as Issuer and SouthTrust Bank as Trustee for up to $135,000,000 Aggregate Principal Amount of 3.90% Convertible Senior Debentures due 2023 (the "Indenture");

         3. The Debentures in principal amount of $100,000,000 and $7,600,000, delivered by ProAssurance on July 7, 2003 and July 16, 2003, respectively, Cusip Number 74267AA4.

         For purposes of rendering this opinion, we have examined and relied upon the originals or copies, certified or otherwise, identified to our satisfaction of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In all such examinations, we have assumed the

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October 24, 2003
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authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photographic or telecopied copies, and as to certificates, telegraphic and telephonic confirmations given by public officials, we have assumed the same to have been properly given and to be accurate. In addition and without limiting the foregoing, we have, without any independent investigation, assumed the following in connection with the opinions rendered below: the genuineness of all signatures on the Operative Documents (other than the signatures of ProAssurance) and the authority of each of such persons to sign the Operative Documents and that the Operative Documents have been duly authorized, executed and delivered by all parties thereto (other than ProAssurance).

         Based upon the foregoing and subject to the qualifications, limitations, and exceptions set forth herein, we are of the following opinions:

                  (i) The Debentures have been duly authorized, issued and delivered by ProAssurance and constitute legally valid and binding obligations of ProAssurance, entitled to the benefits of the Indenture and enforceable against ProAssurance in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

                  (ii) The Indenture has been duly authorized, executed and delivered by ProAssurance and constitutes a legally valid and binding agreement of ProAssurance enforceable against ProAssurance in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and except that we express no opinion as to the enforceability of Section 6.7 of the Indenture.

                  (iii) The shares of Common Stock initially issuable upon conversion of the Debentures have been duly authorized and reserved for issuance and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

         The laws covered by the opinions expressed herein are limited to the federal law of the United States, the laws of the State of Alabama, the Delaware General Corporation Law, and for purposes of the opinion set forth in paragraphs
(i) and (ii), the laws of the State of New York. No opinion is expressed with respect to the statutes, administrative decisions and rules and regulations of county, municipal and special political subdivisions.

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October 24, 2003
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         We consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to this opinion and our firm under the caption "Legal Matters" in the Registration Statement and prospectus included therein.

                                        Yours very truly,

                                    /s/ BURR & FORMAN LLP

JPSJr./st